EXHIBIT 99.1

Investor Relations Contact:
Keith Terreri	Joele Frank / Dan Katcher / Jamie Moser
Vice President — Finance & Treasurer	Joele Frank, Wilkinson Brimmer Katcher
214-570-4641	212-355-4449
investor_relations@metropcs.com
MetroPCS Reports Fourth Quarter and Year End 2007 Results
Company surpasses 4 million subscribers in early January 2008
Fourth Quarter 2007 Highlights Include:
•	Quarterly service revenues of $511 million, an increase of approximately 36% over fourth quarter of 2006

•	Quarterly net subscriber additions of 299 thousand

•	Core Market Adjusted EBITDA margin of 45%

•	Reaffirms outlook for continued growth in 2008
Full Year 2007 Highlights Include:
•	Net Income of $100 million, an increase of 87% over 2006

•	Second consecutive year of over 1 million net subscriber additions

•	Consolidated Adjusted EBITDA of $667 million represents 69% growth when compared to 2006
DALLAS (February 27, 2008) — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat-rate with no signed contract, today announced financial and operational results for the quarter and year ended December 31, 2007. MetroPCS reported full year 2007 growth in Consolidated Adjusted EBITDA of approximately 69% when compared to 2006 and surpassed the 4 million subscriber mark in early January 2008.
“Demonstrating the continued demand for our unlimited fixed-price service and as consumers increasingly replace their landline phones with wireless, we added nearly 300 thousand new subscribers during the fourth quarter of 2007, resulting in total subscriber growth of approximately 35% over the past 12 months,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS. “Our Core Markets continue to grow, adding incremental penetration of 1.1% over last year to a total penetration of 11.3%. With the first full quarter of results from our Los Angeles market, and the excellent progress we are making towards meeting the ultimate build-out goals, we anticipate continued strong growth in this market over the coming quarters. The other Expansion Markets continue to perform very well in spite of slower economic conditions.”
For the fourth quarter of 2007, MetroPCS reported total revenues of $591 million, an increase of 30% over the fourth quarter of 2006, and income from operations of $92 million, an increase of 38% when compared to the fourth quarter of 2006. The Company reported a fourth quarter 2007 net loss of $47 million, or $0.14 per common share, as compared to a net loss of $17 million for the same period in 2006. The fourth quarter 2007 results include an impairment charge of $83 million related to the Company’s investment in auction rate securities. On a non-GAAP basis excluding the impairment charge, net income would have been $36 million, or $0.10 per common share.
J. Braxton Carter, Executive Vice President and Chief Financial Officer of MetroPCS commented, “We have produced strong financial and operational results in 2007. For the second consecutive year, we recorded over 1 million net subscriber additions, and we currently have over 4 million subscribers. Our focus continues to be on effectively managing our costs and generating Adjusted EBITDA. I am proud to say this focus has resulted in 69% year-over-year growth in Consolidated Adjusted EBITDA. While we are closely monitoring the trajectory of the overall United States economy, we believe our service, which offers an affordable and flexible solution, is a compelling value proposition to a large segment of the U.S. population and uniquely positions us even if there is a sustained economic downturn. In addition, with a fully funded business plan and approximately $1.5 billion in cash and cash equivalents at the end of 2007, we are well positioned to continue our aggressive growth in 2008.”
For the full year 2007, MetroPCS reported total revenues of $2.2 billion, an increase of 45% over the same period in 2006, and income from operations of $460 million, an increase of 94% when compared to the same period in 2006. In 2007, MetroPCS also generated net income of $100 million versus $54 million during 2006, representing an increase of 87%. Diluted net income per common share for full year 2007 was $0.28 per common share compared to $0.10 per common share for full year 2006.
Key Consolidated Financial and Operating Metrics
(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Service revenues	$511	$375	$1,919	$1,291
Total revenues	$591	$453	$2,236	$1,547
Income from operations	$92	$67	$460	$237
Net (loss) income	$(47)	$(17)	$100	$54
Diluted net (loss) income per common share	$(0.14)	$(0.15)	$0.28	$0.10
Consolidated Adjusted EBITDA(1)	$153	$110	$667	$396
Consolidated Adjusted EBITDA as a percentage of service revenues	29.9%	29.4%	34.8%	30.6%

ARPU(1)	$42.54	$43.15	$43.03	$42.98
CPGA(1)	$137.51	$120.01	$124.16	$117.58
CPU(1)	$18.93	$19.67	$18.33	$19.65
Churn-Average Monthly Rate	4.8%	4.5%	4.7%	4.6%

Consolidated Subscribers
End of Period	3,962,786	2,940,986	3,962,786	2,940,986
Net Additions	298,568	324,454	1,021,800	1,016,365

(1)	- For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Consolidated Comparison of Quarter Ended December 2007 versus Quarter Ended December 2006
MetroPCS reported service revenues of $511 million, a 36% increase when compared to the prior year quarter, which was primarily attributable to the net addition of over 1 million subscribers since the fourth quarter of 2006. Equipment revenues increased by $2 million, or 2%, for the quarter primarily as a result of an increase in gross additions in the Core and Expansion Markets, partially offset by the sale of lower priced handsets and a decrease in the sale of handsets to existing subscribers in the Core Markets.
Income from operations increased $25 million, or 38%, for the quarter ended December 31, 2007 as compared to the prior year’s quarter. This was due in part to an increase in total revenues of $138 million, which was offset by a higher cost of service of $45 million and higher cost of equipment of $13 million. The increase in cost of service was principally related to the increase in total subscribers and the launch of service in the Los Angeles metropolitan area in September 2007. Cost of equipment increased as a result of an increase in gross additions in the Core and Expansion Markets, and an increase in the sale of handsets to existing subscribers in the Expansion Markets, partially offset by a decrease in cost of equipment due to the sale of lower priced handsets in the Core and Expansion Markets as well as a decrease in the sale of handsets to existing subscribers in the Core Markets compared to the same period in 2006. Selling, general and administrative expenses increased $40 million for the quarter which was largely related to supporting the Company’s continued growth in the Expansion Markets. Depreciation and amortization increased by $13 million for the quarter due to a larger amount of property, plant and equipment in service, primarily within the Expansion Markets as a result of the launch of service in the Los Angeles market in September 2007. Consolidated Adjusted EBITDA of $153 million increased $43 million when compared to the same period in the previous year.
Average revenue per user (ARPU) of $42.54 represents a decrease of $0.61 when compared to the fourth quarter of 2006. The change in ARPU is predominantly attributable to higher participation in our Family Plans. The Company’s cost per gross addition (CPGA) of $137.51 for the quarter represents an increase of $17 when compared to the prior year’s fourth quarter but continues to be among the lowest in the wireless industry. The increase in CPGA was primarily driven by the Expansion Markets with the launch of service in the Los Angeles metropolitan area. The reduction in the cost per user (CPU) to $18.93, a reduction of 4% over the fourth quarter of 2006, demonstrates the company’s ability to continue to scale the business and generate substantial operating cash flow.
During the fourth quarter of 2007, the company recorded an $83 million unrealized loss on marketable securities relating to investments totaling $134 million in auction rate securities. Including the $15 million write-down recorded during the third quarter of 2007, the remaining investment in marketable securities, as of December 31, 2007, totals $36 million. The Company is closely monitoring these securities; however the impairment charge does not have a material impact on the Company’s liquidity or financial flexibility. MetroPCS believes that based on the company’s current cash and cash equivalents balance of approximately $1.5 billion at December 31, 2007 and expected cash flows, the current lack of liquidity in the credit and capital markets will not have a material impact on the company’s liquidity, cash flow, financial flexibility or its ability to fund its operations, including it’s planned build-out of additional markets.
Consolidated Comparison of Year Ended December 2007 versus Year Ended December 2006
For the year ended December 31, 2007, MetroPCS reported service revenues of $1.9 billion, an increase of 49% over the prior year, which was primarily attributable to the net addition of over 1 million subscribers during 2007. Equipment revenues increased by $61 million, or 24%, for the full year mainly as a result of an increase in gross additions in the Core and Expansion Markets as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets in both the Core and Expansion Markets.
Income from operations increased $223 million, or 94%, for the year ended December 31, 2007 as compared to the prior year. This was due in part to an increase in total revenues of $689 million, which was offset by a higher cost of service of $202 million and higher cost of equipment of $120 million. The increase in cost of service was primarily related to the increase in total subscribers as well as the launch of service in the Los Angeles market in September 2007. Cost of equipment increased primarily as a result of higher gross additions as well as an increase in the sale of handsets to existing subscribers in both the Core and Expansion Markets offset by a decrease in cost of equipment due to the sale of lower priced handsets. Selling, general and administrative expenses increased $108 million for the year largely related to supporting the company’s continued growth in the Expansion Markets. Depreciation and amortization increased by $43 million for the year due to a larger amount of property, plant and equipment in service, principally within the Expansion Markets. Consolidated Adjusted EBITDA of $667 million increased $271 million when compared to the same period in the previous year.
Average revenue per user (ARPU) of $43.03 represents an increase of $0.05 when compared to the prior year. The company’s cost per gross addition (CPGA) of $124.16 for 2007 represents an increase of $6.58 when compared to the prior year and continues to be among the lowest in the wireless industry. The reduction in the cost per user (CPU) to $18.33, a decrease of 7% over 2006, demonstrates the company’s ability to continue to scale the business.
Core Markets Segment Results
(in millions, except percentages and subscriber amounts)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Service revenues	$363	$307	$1,415	$1,138
Total revenues	$415	$366	$1,635	$1,346
Income from operations	$135	$97	$529	$367
Adjusted EBITDA	$165	$128	$654	$493
Adjusted EBITDA as a percentage of service revenues	45.4%	41.8%	46.2%	43.3%

Subscribers
End of Period	2,658,905	2,300,958	2,658,905	2,300,958
Net Additions	80,886	126,694	357,947	429,293
Core Markets Comparison of Quarter Ended December 2007 versus Quarter Ended December 2006
The Core Markets continued to grow and ended the quarter with approximately 2.7 million subscribers. The additional 358 thousand subscribers acquired since December 31, 2006, generated an additional $56 million of service revenue for the quarter ended December 31, 2007 when compared to fourth quarter of 2006. Sales of lower-priced handset models, and a decrease in the sale of handsets to existing subscribers, offset by an increase in gross additions, resulted in a $7 million decrease in equipment revenues for the quarter.
Income from operations increased $38 million, or 38%, for the quarter ended December 31, 2007 as compared to the fourth quarter of 2006. This increase was due in part to growth in total revenues of $49 million, which was offset by a higher cost of service of $26 million due to growth in our Core Markets subscriber base and the deployment of additional network infrastructure over the past twelve months. Cost of equipment in the quarter decreased $8 million due to a decrease in the sale of handsets to existing subscribers as well as the sale of lower priced handsets, partially offset by an increase in cost of equipment due to the increase in gross subscriber additions. Selling, general and administrative expenses decreased $5 million for the quarter primarily related to the increasing scale of our business in our Core Markets.
Core Markets Comparison of Year Ended December 2007 versus Year Ended December 2006

The Core Markets ended the year with approximately 2.7 million subscribers, an increase of 1.1% in penetration of covered population over the prior year. The additional 358 thousand subscribers acquired since December 31, 2006, generated an additional $277 million of service revenues as well as an increase in equipment revenues of $12 million for the year ended December 31, 2007 when compared to prior year.
Income from operations increased $162 million, or 44%, for the year ended December 31, 2007 as compared to the prior year. This increase was due in part to growth in total revenues of $289 million which was offset by a higher cost of service of $100 million due to growth in our Core Markets subscriber base and the deployment of additional network infrastructure over the past twelve months. Cost of equipment increased $21 million largely due to the increase in gross additions for the year ended December 31, 2007 when compared to prior year as well as an increase in sales of handsets to existing subscribers, partially offset by the sale of lower priced handsets. Selling, general and administrative expenses increased $10 million for the year primarily related to an increase in selling expenses incurred to support the company’s continued growth in the Core Markets.
Expansion Markets Segment Results

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
(in millions, except percentages and subscriber amounts)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Service revenues	$148	$68	$504	$153
Total revenues	$176	$87	$601	$201
Loss from operations	$(37)	$(29)	$(59)	$(126)
Adjusted EBITDA (Deficit)	$(12)	$(18)	$13	$(97)
Adjusted EBITDA as a percentage of service revenues	n/m	n/m	2.6%	n/m
Subscribers
End of Period	1,303,881	640,028	1,303,881	640,028
Net Additions	217,682	197,760	663,853	587,072
Expansion Markets Comparison of Quarter Ended December 2007 versus Quarter Ended December 2006
The Expansion Markets ended the quarter with approximately 1.3 million subscribers representing an increase of 664 thousand subscribers since December 31, 2006. This increase in subscribers generated an additional $80 million of service revenues for the quarter ended December 31, 2007 when compared to the fourth quarter of 2006. The increase in gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets, resulted in an increase in equipment revenues of $9 million for the quarter.
Loss from operations increased $8 million, or 26%, for the quarter ended December 31, 2007 as compared to the fourth quarter of 2006. This was in part due to higher cost of service of $19 million and higher cost of equipment of $21 million which were both related primarily to growth in the Expansion Markets’ subscriber base and the launch of service in the Los Angeles market in September 2007. In addition, higher selling, general and administrative expenses of $45 million were principally the result of supporting Expansion Market subscriber growth of over 100% since December 31, 2006 as well as expenses incurred in connection with the launch of service in the Los Angeles metropolitan area and expenses related to the construction of the New York, Philadelphia, Boston and Las Vegas metropolitan areas. These increases were partially offset by an increase in total revenues of $89 million for the quarter. The Expansion Markets generated an Adjusted EBITDA deficit of $12 million for the quarter versus an Adjusted EBITDA deficit of $18 million for the same quarter a year ago.
Expansion Markets Comparison of Year Ended December 2007 versus Year Ended December 2006
The Expansion Markets’ subscribers grew over 100% in 2007. The additional 664 thousand subscribers that were acquired since December 31, 2006, generated an additional $351 million of service revenues for the year ended December 31, 2007 when compared to the prior year. Increases in gross additions and the sale of handsets to existing subscribers were the primary drivers of the increase in equipment revenues of $49 million for the year, partially offset by the sale of lower priced handsets.
Loss from operations decreased $67 million, or 53% for the year ended December 31, 2007 as compared to the prior year. This was in part due to the increase in total revenues of $400 million, which was offset by a higher cost of service of $102 million due primarily to the growth in the Expansion Markets’ subscriber base and the launch of service in the Los Angeles metropolitan area in September 2007. Cost of equipment increased $99 million, which was related predominantly to growth in the Expansion Markets’ gross subscriber additions and an increase in the sale of handsets to existing subscribers, slightly offset by the sale of lower priced handsets. Higher selling, general and administrative expenses of $99 million were largely the result of supporting Expansion Markets subscriber growth of over 100% since December 31, 2006, expenses incurred in connection with the launch of service in the Los Angeles market, and build-out expenses related to the New York, Philadelphia, Boston and Las Vegas metropolitan areas. The Expansion Markets generated an Adjusted EBITDA of $13 million for the year versus an Adjusted EBITDA deficit of $97 million when compared to the prior year.
Operational and Financial Outlook
For the year ending December 31, 2008, MetroPCS reaffirms guidance the Company provided on November 14, 2007, of net subscriber additions to be in the range of 1.25 million to 1.52 million on a consolidated basis, with 250 thousand to 320 thousand in the Core Markets and 1.0 million to 1.2 million in the Expansion Markets, which includes 75 thousand to 125 thousand in the AWS Markets. The company currently expects Consolidated Adjusted EBITDA to be in the range of $750 — $850 million for the year ending December 31, 2008 which is inclusive of an Adjusted EBITDA loss in the range of $125 — $175 million in the AWS Markets.
MetroPCS currently expects to incur capital expenditures in the range of $1.1 billion to $1.3 billion for the year ending December 31, 2008 in its Core and Expansion Markets, which includes $600 million to $700 million in its AWS Markets.
The company currently plans to focus on building out approximately 40 million of the total population in its Auction 66 Markets with a primary focus on the New York, Philadelphia, Boston and Las Vegas. MetroPCS anticipates launching service in these metropolitan areas as follows:
•	Las Vegas — second quarter of 2008

•	Philadelphia — fourth quarter of 2008

•	Boston – first quarter of 2009

•	New York — first half of 2009
Of the approximate 40 million total population in these areas, MetroPCS is targeting launch of operations with an initial covered population of approximately 30 to 32 million. Initial launch dates will vary in the Auction 66 Markets and launch dates in the larger metropolitan areas may be accomplished in phases.
MetroPCS Conference Call Information
MetroPCS Communications, Inc. will host a conference call to discuss its Fourth Quarter and Year End 2007 Earnings Results at 9:00 a.m. (ET) on Wednesday, February 27, 2008.

Date:	Wednesday, February 27, 2008
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	32182617
Please plan on accessing the conference call ten minutes prior to the start time.
The conference call will be broadcast live via the Company’s Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on February 27, 2008.
A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 32182617.
To automatically receive MetroPCS financial news by email, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. As of December 31, 2007, MetroPCS had approximately 4 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, and Sacramento metropolitan areas. MetroPCS is among the first wireless operators to deploy or use an all-digital network based on third-generation infrastructure and handsets. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share information)

	As of December 31,
	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$1,470,208	$161,498
Short-term investments	—	390,651
Restricted short-term investments	—	607
Inventories, net	109,139	92,915
Accounts receivable (net of allowance for uncollectible accounts of $2,908 and $1,950 at December 31, 2007 and 2006, respectively)	31,809	28,140
Prepaid charges	60,469	33,109
Deferred charges	34,635	26,509
Deferred tax asset	4,920	815
Other current assets	21,704	24,283

Total current assets	1,732,884	758,527
Property and equipment, net	1,891,411	1,256,162
Long-term investments	36,050	1,865
FCC licenses	2,072,895	2,072,885
Microwave relocation costs	10,105	9,187
Other assets	62,785	54,496

Total assets	$5,806,130	$4,153,122

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$439,449	$325,681
Current maturities of long-term debt	16,000	16,000
Deferred revenue	120,481	90,501
Other current liabilities	4,560	3,447

Total current liabilities	580,490	435,629
Long-term debt, net	2,986,177	2,580,000
Deferred tax liabilities	290,128	177,197
Deferred rents	35,779	22,203
Redeemable minority interest	5,032	4,029
Other long-term liabilities	59,778	26,316

Total liabilities	3,957,384	3,245,374

COMMITMENTS AND CONTINGENCIES

SERIES D CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK, par value $0.0001 per share, 4,000,000 shares designated at December 31, 2006, 0 and 3,500,993 shares issued and outstanding at December 31, 2007 and 2006, respectively; Liquidation preference of $447,388 at December 31, 2006	—	443,368
SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK, par value $0.0001 per share, 500,000 shares designated at December 31, 2006, 0 and 500,000 shares issued and outstanding at December 31, 2007 and 2006, respectively; Liquidation preference of $54,019 at December 31, 2006	—	51,135

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized, 4,000,000 of which were designated as Series D Preferred Stock and 500,000 of which were designated as Series E Preferred Stock at December 31, 2006; no shares of preferred stock other than Series D & E Preferred Stock (presented above) issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 348,108,027 and 157,052,097 shares issued and outstanding at December 31, 2007 and 2006, respectively	35	16
Additional paid-in capital	1,524,769	166,315
Retained earnings	338,411	245,690
Accumulated other comprehensive (loss) income	(14,469)	1,224

Total stockholders’ equity	1,848,746	413,245

Total liabilities and stockholders’ equity	$5,806,130	$4,153,122

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Service revenues	$511,209	$374,768	$1,919,197	$1,290,947
Equipment revenues	79,925	78,324	316,537	255,916

Total revenues	591,134	453,092	2,235,734	1,546,863
OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization expense of $45,313, $35,004, $157,387 and $122,606, shown separately below)	176,277	131,771	647,510	445,281
Cost of equipment	159,308	145,979	597,233	476,877
Selling, general and administrative expenses (exclusive of depreciation and amortization expense of $6,892, $3,837 $20,815 and $12,422 shown separately below)	111,869	71,697	352,020	243,618
Depreciation and amortization	52,205	38,841	178,202	135,028
(Gain) loss on disposal of assets	(763)	(1,957)	655	8,806

Total operating expenses	498,896	386,331	1,775,620	1,309,610

Income from operations	92,238	66,761	460,114	237,253
OTHER EXPENSE (INCOME):
Interest expense	49,028	48,576	201,746	115,985
Accretion of put option in majority-owned subsidiary	257	207	1,003	770
Interest and other income	(18,969)	(6,438)	(63,936)	(21,543)
Impairment loss on investment securities	82,794	—	97,800	—
Loss on extinguishment of debt	—	51,762	—	51,518

Total other expense	113,110	94,107	236,613	146,730
(Loss) income before provision for income taxes	(20,872)	(27,346)	223,501	90,523
Provision for income taxes	(26,278)	10,528	(123,098)	(36,717)

Net (loss) income	(47,150)	(16,818)	100,403	53,806
Accrued dividends on Series D Preferred Stock	—	(5,295)	(6,499)	(21,006)
Accrued dividends on Series E Preferred Stock	—	(756)	(929)	(3,000)
Accretion on Series D Preferred Stock	—	(118)	(148)	(473)
Accretion on Series E Preferred Stock	—	(85)	(106)	(339)

Net (loss) income applicable to common stock	$(47,150)	$(23,072)	$92,721	$28,988

Net (loss) income	$(47,150)	$(16,818)	$100,403	$53,806
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net of tax	277	(318)	6,640	(1,211)
Unrealized (losses) gains on cash flow hedging derivatives, net of tax	(9,457)	1,121	(13,614)	1,959
Reclassification adjustment for (gains) losses included in net income, net of tax	(1,174)	(789)	(8,719)	(1,307)

Comprehensive income (loss)	$(57,504)	$(16,804)	$84,710	$53,247

Net (loss) income per common share:
Net (loss) income per common share — basic	$(0.14)	$(0.15)	$0.29	$0.11

Net (loss) income per common share — diluted	$(0.14)	$(0.15)	$0.28	$0.10

Weighted average shares:
Basic	347,475,947	150,260,506	287,692,280	155,820,381

Diluted	347,475,947	150,260,506	296,337,724	159,696,608

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the twelve months ended
	December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$100,403	$53,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178,202	135,028
Provision for uncollectible accounts receivable	129	31
Deferred rent expense	13,745	7,464
Cost of abandoned cell sites	6,704	3,783
Stock-based compensation expense	28,024	14,472
Non-cash interest expense	3,259	6,964
Loss on disposal of assets	655	8,806
Loss on extinguishment of debt	—	51,518
Gain on sale of investments	(10,506)	(2,385)
Impairment loss on investment securities	97,800	—
Accretion of asset retirement obligation	1,439	769
Accretion of put option in majority-owned subsidiary	1,003	770
Deferred income taxes	118,524	32,341
Changes in assets and liabilities:
Inventories	(16,275)	(53,320)
Accounts receivable	(3,797)	(12,143)
Prepaid expenses	(6,887)	(6,538)
Deferred charges	(8,126)	(13,239)
Other assets	(11,345)	(9,231)
Accounts payable and accrued expenses	63,884	108,492
Deferred revenue	30,013	33,957
Other liabilities	2,458	3,416

Net cash provided by operating activities	589,306	364,761
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(767,709)	(550,749)
Change in prepaid purchases of property and equipment	(19,992)	(5,262)
Proceeds from sale of property and equipment	3,759	3,021
Purchase of investments	(3,358,427)	(1,269,919)
Proceeds from sale of investments	3,625,648	1,272,424
Change in restricted cash and investments	294	2,406
Purchases of and deposits for FCC licenses	—	(1,391,586)
Proceeds from sale of FCC licenses	—	—
Microwave relocation costs	(661)	—

Net cash used in investing activities	(517,088)	(1,939,665)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	4,111	11,368
Payment upon execution of cash flow hedging derivative	—	—
Proceeds from bridge credit agreements	—	1,500,000
Proceeds from Senior Secured Credit Facility	—	1,600,000
Proceeds from 9 1/4% Senior Notes Due 2014	423,500	1,000,000
Proceeds from Credit Agreements	—	—
Proceeds from initial public offering	862,500	—
Cost of raising capital	(44,234)	—
Debt issuance costs	(3,091)	(58,789)
Repayment of debt	(16,000)	(2,437,985)
Proceeds from minority interest in majority-owned subsidiary	—	2,000
Proceeds from termination of cash flow hedging derivative	—	4,355
Proceeds from repayment of subscriptions receivable	—	—
Proceeds from issuance of preferred stock, net of issuance costs	—	—
Proceeds from exercise of stock options and warrants	9,706	2,744

Net cash provided by financing activities	1,236,492	1,623,693

INCREASE IN CASH AND CASH EQUIVALENTS	1,308,710	48,789
CASH AND CASH EQUIVALENTS, beginning of period	161,498	112,709

CASH AND CASH EQUIVALENTS, end of period	$1,470,208	$161,498

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.
Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.
ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of activation revenues, as these amounts are a component of costs of acquiring new customers and are included in the calculation of CPGA. ARPU is also calculated exclusive of E-911, FUSF and vendor’s compensation charges, as these are generally pass through charges that the Company collects from its customers and remits to the appropriate government agencies.
Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except average number
		of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$511,209	$374,768	$1,919,197	$1,290,947
Less:
Activation revenues	(3,287)	(2,272)	(11,425)	(8,297)
E-911, FUSF and vendor’s compensation charges	(24,741)	(16,418)	(95,946)	(45,640)

Net service revenues	$483,181	$356,078	$1,811,826	$1,237,010
Divided by: Average number of customers	3,785,880	2,750,943	3,508,497	2,398,682

ARPU	$42.54	$43.15	$43.03	$42.98

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Activation revenues and equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except gross customer
		additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$53,969	$31,823	$153,065	$104,620
Less: Activation revenues	(3,287)	(2,272)	(11,425)	(8,297)
Less: Equipment revenues	(79,925)	(78,324)	(316,537)	(255,916)
Add: Equipment revenue not associated with new customers	35,330	33,822	142,822	114,392
Add: Cost of equipment	159,308	145,979	597,233	476,877
Less: Equipment costs not associated with new customers.	(49,936)	(47,638)	(192,153)	(155,930)

Gross addition expenses	$115,459	$83,390	$373,005	$275,746
Divided by: Gross customer additions	839,666	694,853	3,004,177	2,345,135

CPGA	$137.51	$120.01	$124.16	$117.58

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)) exclusive of E-911, FUSF and vendor’s compensation charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except average number
	of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$176,277	$131,771	$647,510	$445,281
Add: General and administrative expense	57,900	39,874	198,955	138,998
Add: Net loss on equipment transactions unrelated to initial customer acquisition	14,606	13,816	49,331	41,538
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(9,053)	(6,722)	(28,024)	(14,472)
Less: E-911, FUSF and vendor’s compensation revenues	(24,740)	(16,418)	(95,946)	(45,640)

Total costs used in the calculation of CPU	$214,990	$162,321	$771,826	$565,705
Divided by: Average number of customers	3,785,880	2,750,943	3,508,497	2,398,682

CPU	$18.93	$19.67	$18.33	$19.65

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS Communications, Inc. minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.
The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three months and year ended December 31, 2007 and 2006.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net (loss) income	$(47,150)	$(16,818)	$100,403	$53,806
Adjustments:
Depreciation and amortization	52,205	38,841	178,202	135,028
(Gain) loss on disposal of assets	(763)	(1,957)	655	8,806
Stock-based compensation expense (1)	9,053	6,722	28,024	14,472
Interest expense	49,028	48,576	201,746	115,985
Accretion of put option in majority-owned subsidiary (1)	257	207	1,003	770
Interest and other income	(18,969)	(6,438)	(63,936)	(21,543)
Impairment loss on investment securities	82,794	—	97,800	—
Gain on extinguishment of debt	—	51,762	—	51,518
Provision for income taxes	26,278	(10,528)	123,098	36,717

Consolidated Adjusted EBITDA	$152,733	$110,367	$666,995	$395,559

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, to cash flows from operating activities for the three months and year ended December 31, 2007 and 2006.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$149,526	$80,073	$589,306	$364,761
Adjustments:
Interest expense	49,028	48,576	201,746	115,985
Non-cash interest expense	(602)	(3,262)	(3,259)	(6,964)
Interest and other income	(18,969)	(6,438)	(63,936)	(21,543)
Recovery of (provision for) uncollectible accounts receivable	(99)	33	(129)	(31)
Deferred rent expense	(7,163)	(2,099)	(13,745)	(7,464)
Cost of abandoned cell sites	(1,828)	(1,714)	(6,704)	(3,783)
Accretion of asset retirement obligation	(540)	(300)	(1,439)	(769)
Gain on sale of investments	1,983	510	10,506	2,385
Provision for income taxes	26,278	(10,528)	123,098	36,717
Deferred income taxes	(23,266)	9,451	(118,524)	(32,341)
Changes in working capital	(21,615)	(3,935)	(49,925)	(51,394)

Consolidated Adjusted EBITDA	$152,733	$110,367	$666,995	$395,559

The following table reconciles segment Adjusted EBITDA (deficit) for the three months and year ended December 31, 2007 and 2006 to consolidated income before provision for income taxes:

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
Segment Adjusted EBITDA (Deficit):
Core Markets Adjusted EBITDA	$164,938	$128,187	$654,112	$492,773
Expansion Markets Adjusted EBITDA (Deficit)	(12,205)	(17,820)	12,883	(97,214)

Total	152,733	110,367	666,995	395,559
Depreciation and amortization	(52,205)	(38,841)	(178,202)	(135,028)
Gain (loss) on disposal of assets	763	1,957	(655)	(8,806)
Stock-based compensation expense	(9,053)	(6,722)	(28,024)	(14,472)
Interest expense	(49,028)	(48,576)	(201,746)	(115,985)
Accretion of put option in majority-owned subsidiary	(257)	(207)	(1,003)	(770)
Interest and other income	18,969	6,438	63,936	21,543
Impairment loss on investment securities	(82,794)	—	(97,800)	—
Gain on extinguishment of debt	—	(51,762)	—	(51,518)

Consolidated income (loss) before provision for income taxes	$(20,872)	$(27,346)	$223,501	$90,523